Exhibit 99.2

Contact:
William B. Boni
VP, Investor Relations/Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE ANNOUNCES COMPLETION OF COMMON STOCK OFFERING

WITH FULL EXERCISE OF OVERALLOTMENT OPTION

Woburn, MA, January 25, 2011 — ArQule, Inc. (NASDAQ: ARQL) today announced the completion of its previously announced public offering of 7,000,000 shares of its common stock at a price of $6.15 per share and the full exercise by the underwriters of their over-allotment option to purchase an additional 1,050,000 shares of its common stock. Net proceeds to ArQule of the public offering and the over-allotment option, totaling 8,050,000 shares, are approximately $46.5 million after underwriting discounts and expenses.

The net proceeds from the offering will be used to fund ArQule’s research and development efforts, including clinical trials for the Company’s proprietary product candidates, and for general corporate purposes, including working capital.

Leerink Swann LLC and Lazard Capital Markets LLC acted as joint book-running managers for the offering.  Needham & Company, LLC, Oppenheimer & Co. Inc. and BMO Capital Markets Corp. acted as co-managers.

The securities described above were offered by ArQule pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering was made only by means of a prospectus, copies of which may be obtained, when available, from Leerink Swann LLC, Attention: Syndicate Prospectus Department, by telephone at 617-918-4814, or by facsimile at 617-918-4914.

This press release includes forward-looking statements. For these statements, ArQule claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ArQule’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the prospectus filed with the Securities and Exchange Commission in connection with the offering and other reports and documents filed with the Securities and Exchange Commission.